UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2016

ESSA BANCORP, INC.
 (Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-33384	20-8023072
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 Palmer Street, Stroudsburg, Pennsylvania	18360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (570) 421-0531

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

(e)           On October 12, 2016, ESSA Bancorp, Inc. (Company”) and its wholly-owned subsidiary, ESSA Bank & Trust (“Bank”), entered into an Amended and Restated Employment Agreement (the “Agreement”) with Charles D. Hangen to reflect his promotion to Senior Vice President and Chief Operating Officer of the Company and the Bank.  The Agreement supersedes and replaces the prior employment agreement with Mr. Hangen, and the material changes made to the employment agreement were to: (i) revise Mr. Hangen’s position and responsibilities, (ii) extend the term of the employment agreement from two years to three years, and (iii) increase the amount of severance payable upon the occurrence of an Event of Termination after a Change in Control (as defined in the Agreement) from two times to three times the sum of (i) the highest annual rate of base salary paid to the executive at any time under the Agreement, plus (ii) the highest target bonus opportunity with respect to the two completed fiscal years prior to the Event of Termination.

The foregoing description does not purport to be complete and it is qualified in its entirety by reference to the employment agreement that is attached hereto as Exhibits 10.1, of this Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
  (d)  Exhibits.

Exhibit No.                                         Description

Exhibit 10.1	Employment Agreement between ESSA Bancorp, Inc., ESSA Bank and Trust and Charles D. Hangen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ESSA BANCORP, INC.
DATE: October 14, 2016	By:	/s/ Gary S. Olson
Gary S. Olson
President and Chief Executive Officer